Exhibit 99.1

JOE Media Contact:	Jerry M. Ray	The St. Joe Company
	904 301.4430	245 Riverside Avenue
JOE Investor Contact:	Brad Slappey	Jacksonville, FL 32202
	904 301.4347	904 301.4200
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY (NYSE: JOE) UPDATES ITS LAND ANALYSIS
Land Classified for Resort, Seasonal and Primary Residential Increases 46 Percent
     Jacksonville, Florida — (May 10, 2006) — The St. Joe Company (NYSE: JOE) today announced that it has completed an updated and comprehensive “ground-up” analysis of its land holdings, an important step in JOE’s ongoing effort to reposition its land for higher and better uses. The analysis, which classifies every JOE-owned acre by its known or expected highest and best use, updates JOE’s June 2004 analysis. This updated analysis guides the company’s long-term value creation strategy.
     “The total acreage classified for resort, seasonal and primary residential uses increased 46 percent,” said Peter S. Rummell, chairman and CEO of JOE. “In addition, JOE no longer considers timberland the highest and best use of any of its land holdings. We now believe that the 199,000 acres previously classified as timberland are suitable to support a wide range of recreational, residential, conservation and, in select locations, other higher uses.”
     “This analysis reflects the greater diversity of our current real estate products as well as our expectation of greater diversity to come,” said Rummell. “Since our last land analysis in June 2004, we have been working hard to segment and target our real estate product offerings and our customer base. We now have new product categories that didn’t exist in 2004, and we anticipate that our products will continue to evolve. For example, much of our New Ruralism product line was introduced after we completed our previous land analysis report in 2004. We have now identified potential higher and better uses for thousands of acres because we understand our land better, we understand our potential markets better and, most importantly, we have a much better understanding of how it all fits together.”
     “The first step in our value creation strategy remains land classification,” said Rummell. “With this new analysis complete, we have an updated vision and strategic direction for our land holdings with the objective of maximizing value for our shareholders. Considering the growth projected for Florida in the coming decades, we like our position.”

     On March 31, 2006, JOE owned approximately 835,000 acres, concentrated primarily in Northwest Florida and including approximately 48,000 acres in southwest Georgia. At that time, JOE had land-use entitlements in hand or in process for approximately 41,600 residential units and 14.6 million square feet of commercial space with an additional 575 acres with commercial land-use entitlements. The table below summarizes the 2006 land classifications for JOE’s holdings and compares them to the 2004 land classifications, which have been reassigned for comparative purposes. These land classifications may not correlate to land-use entitlements.
JOE Land Holdings*
March 31, 2006 Compared to March 31, 2004

	March 31, 2006		March 31, 2004
	Approximate	Percentage of	Approximate		Percentage of
Land Use Classifications	Acreage	JOE Holdings	Acreage		JOE Holdings
Commercial	13,000	2%	17,000	(1)	2%

Resort and Seasonal Residential	83,000	10	58,000	(2)	7

Primary Residential	79,000	9	53,000	(3)	6

Rural Residential	162,000	19	66,000	(4)	8

Rural Recreational	431,000	52	403,000	(5)	49

Infrastructure and Mitigation to Support Development	67,000	8	34,000	(6)	4

Timber	0	0	199,000		24

Total	835,000	100%	830,000		100%

*	For comparison purposes, in the above table acreage from our 2004 land classification categories (available at http://joe.client.shareholder.com/EdgarDetail.cfm?CIK=745308&FID=1157523-04-5720&SID=04-00) has been reassigned to conform to our 2006 land classification categories as described in the following footnotes:

(1)	Excludes approximately 2,000 multifamily acres that had been classified as commercial in 2004, but are now classified as primary residential.

(2)	Includes approximately 40,000 acres from Towns & Resorts and approximately 18,000 acres of RiverCamps.

(3)	Includes approximately 37,000 acres from Towns & Resorts, approximately 2,000 acres of multifamily from Commercial (see (1) above) and 14,000 acres of Home Sites.

(4)	Includes 3,000 acres from Preserves, 46,000 acres from Florida Ranches and 17,000 acres from Farmsteads (now referred to as WhiteFence Farms).

(5)	Acreage from Conservation and WoodLands.

(6)	Includes 28,000 acres from Mitigation to Support Development and 6,000 acres from Civic Infrastructure.
Land Analysis is First Step in JOE’s Value Creation Process
     “We have made land analysis a core competency, one that is unique to JOE and the very center of our company-wide strategy,” said Rummell. “It is the critical first step in a value creation process that includes preserving the best part of Florida, identifying new and existing markets, improving civic infrastructure, securing land use entitlements, creating places, developing projects and selling real estate products.”
     “Value creation begins through a strategic planning process rich with data collection, analysis and land planning and culminates with the creation of a business strategy,” said Chris Corr, senior vice president for strategic planning. “Land classification represents a long-term approach and the path of greatest opportunity, rather than a short-term approach and the path of least resistance. Our objective is to maximize value for shareholders and this is how it begins.”
     “Our process is dynamic and organized to: 1) identify the highest and best use of our land; 2) entitle it; 3) improve it if necessary through land development, restoration or enhancement; and 4) sell it at the appropriate time to maximize value,” said Corr. “As we have stated before, JOE captures value through sales and earnings, but the value is created before it is monetized. We are continuously and simultaneously executing this process on thousands of acres.”
     “The success of this process has been demonstrated by JOE’s growing range of real estate entitlements over the past few years,” said Corr. “JOE’s land use entitlements pipeline represents tremendous unrealized value, which is stored in our portfolio of land holdings prior to sale.”
     “We have been identifying increasingly diverse uses beyond resort residential to provide a wide range of primary residential and rural residential choices, along with commercial retail, office, industrial, rural land, apartment, hotel and marina uses,” said Corr. “We believe that our growing range of land use entitlements and diverse real estate products, together with our creative approach to place-making, positions us to capture a growing share of Florida’s increasing population. The U.S. Census Bureau reports that Florida’s population is increasing by 1,100 people each day. And everyone needs a place to live.”
Land Analysis Classifications
     The company revised its classifications for the 2006 land analysis to reflect the growing diversity of JOE’s product lines and its sharper focus on specific market segments.
Commercial
     Under JOE’s current analysis, the 13,000 acres of land classified as commercial includes land considered appropriate for retail, office, commerce parks, warehouse, distribution, industrial, intermodal, manufacturing and other similar uses. For context, a typical retail mall of one million square feet would require approximately 100 acres. Acreage classified as commercial includes land with existing land use entitlements allowing for industrial and other commercial uses on approximately 3,900 acres adjacent to the proposed relocated Panama City — Bay County International Airport. Approximately 40 percent of the land classified as commercial already has land-use entitlements for commercial uses. Either JOE or third parties may ultimately develop land within this classification.

     “As the Northwest Florida economy continues to diversify and mature, so will the commercial opportunities,” said Britt Greene, President of JOE’s Towns & Resorts and Commercial Divisions. “National and regional retailers and commercial developers have discovered Northwest Florida. Interest in the region continues to increase.”
     The difference in the Commercial acreage in 2006, compared to that shown in our original 2004 analysis, is due to the reclassification of 2,000 multifamily acres to the Primary Residential classification, the assignment of 3,500 acres to other classifications and the sale of approximately 500 acres since the 2004 analysis.
     JOE’s commercial land sales in Northwest Florida, excluding multifamily land, from April 1, 2004 through March 31, 2006 averaged $168,000 per acre. The average price of multifamily land sold during this period was $87,000 per acre.
Resort and Seasonal Residential
     JOE’s resort and seasonal residential products are typically targeted to vacationers, second home customers, pre-retirees and seasonal or split-time home customers. Proximity to the water or some other special amenity generally provides the foundation for the value of land in this classification. Development of land in this classification is typically expected to include JOE’s investment in horizontal infrastructure and amenities, such as beach clubs, pools, community gathering spaces and possibly golf courses.
     “With the development of resort residential product lines such as WaterColor, WaterSound Beach and RiverCamps, JOE has demonstrated its ability to create special places that appeal to the massive resort and seasonal residential marketplace,” said Greene. “We expect to continue to deliver value from the resort and seasonal marketplace over the coming years.”
     Of the 83,000 acres classified as resort and seasonal residential, approximately 16,000 acres are classified as RiverCamps.
Primary Residential
     Land in the Primary Residential classification is expected to be used for towns, neighborhoods, home sites, and multifamily communities targeted to families, retiring Baby Boomers, and other primary residential customers. Development of this land may include investment in horizontal infrastructure and amenities such as pools, parks, and possibly golf courses, and may include other community infrastructure such as schools and recreational facilities.
     “JOE will continue to meet demand generated by Florida’s projected population growth with new towns and primary residential communities like RiverTown near Jacksonville, Victoria Park outside Orlando and SouthWood in Tallahassee,” said Greene. “We are also working to expand our relationship with national and regional homebuilders, along with multifamily developers, to accelerate production and primary residential land sales to meet the expected demand.”
     JOE’s Primary Residential classification includes an increasingly diverse set of primary home products varying in density, amenities and price points.
Rural Residential
     The Rural Residential land classification includes WhiteFence Farms, Florida Ranches and Homesteads targeted to a wide range of customers. Rural residential uses typically have a distinctive land character and low density.
     “Our rural residential products grew directly from the consumer insight and experience we gained developing the RiverCamps concept,” said Everitt Drew, president of St. Joe Land Company. “Our New Ruralism products have generated significant interest, and we are continuing to refine our thinking and our approach. The next New Ruralism product to launch will be WhiteFence Farms at Red Hills, outside Tallahassee. We see significant demand for rural land products and tremendous opportunities in this classification. Included in rural residential are 10,000 acres for WhiteFence Farms, with initial pricing expected to range from $250,000 to $750,000 for farmstead home sites of 3 to 8.3 acres for the first project at Red Hills. In addition, 75,000 acres are considered suitable for Florida Ranches, which are expected to be properties of 10 to 40 acres with initial pricing expected to range from $10,000 to $20,000 per acre.”
     Approximately 60,000 acres for a variety of Homesteads are included in this classification consisting of developed rural home sites throughout Northwest Florida at a broad range of price points expected to be from $75,000 to $250,000 for 5- to 20-acre home sites. Also included in this classification is approximately 17,000 acres for a new product concept (formerly referred to as Preserves) that is similar to RiverCamps, but located in a more rural setting.
     Pricing for existing projects within the Rural Residential classification may not be indicative of pricing that may be achieved at future projects.
Rural Recreational
     JOE’s Rural Recreational classification includes land appropriate for recreation and conservation that is an important part of the ecological legacy of Northwest Florida. Land in this classification is targeted for sale to federal and state agencies, environmental organizations, private trusts and individuals for conservation and/or recreational purposes. In some cases, tracts of JOE’s rural recreational land are adjacent to publicly owned or managed land.
     “JOE’s land in the Rural Recreational classification includes land types that can support a wide variety of outdoor recreational activities including hunting, fishing and wildlife management,” said Drew. “Our WoodLands product provides land full of possibilities, not people. Some people buy land to build their legacy. Some buy it to build their dream home. Others, still, find buying a beautiful piece of Florida’s landscape as their personal recreational retreat - a place to hunt, fish, or discover your very own wildlife sanctuary.”
     “As a steward of the land, JOE recognizes its responsibility to preserve and enhance Northwest Florida’s special places, while at the same time making rural land available to organizations and individuals for recreational purposes,” said Drew. “We have carefully reviewed our land holdings and established products to serve the broader interest of preserving the best of natural Northwest Florida. For example, our FloridaWild product puts every individual and organization in a position to be a conservationist.”
     Approximately 10,000 acres in this classification are considered suitable for WireGrass Preserves, a new product introduced earlier in the second quarter of 2006. Sales are expected to begin in 2006 with initial pricing starting at $7,500 per acre.
     The Rural Recreational classification includes approximately 297,000 acres of WoodLands. The average price per acre of WoodLands sold in the first quarter of 2006 was $2,457 and the average price for 2005 was $ 1,913.
     Approximately 124,000 acres are classified as FloridaWild, a new product introduced in the first quarter of this year. FloridaWild prices are expected to generally range from $2,500 to $9,500 per acre.
Infrastructure and Mitigation to Support Development
     JOE has identified land available to improve regional infrastructure. Land in this classification may either be sold or donated for transportation improvements, rights-of-way or civic infrastructure like schools, health care, parks, recreational facilities and cultural amenities that support learning and the arts.
     “We understand the relationship between infrastructure improvements and increased land values,” said Corr. “We recognize the importance of improving the infrastructure that supports our towns and significantly increases the value of adjacent and nearby land. Better infrastructure leads to a better quality of life for the people who use it — whether it’s an improved road, hospital, airport, park or school.”
     Some land in this classification has been identified as appropriate for mitigation for future development. “One of the advantages of owning approximately 835,000 acres is the ability to provide mitigation land to support future development, unlike others who may need to purchase land for mitigation purposes,” said Corr. “Another advantage of having large contiguous land holdings is the ability to plan and protect environmentally special lands at the ecosystem watershed level. Fortunately, we have a range of options for meeting mitigation needs.”

Understanding the Land Analysis Process
     JOE’s land analysis and classification process is a strategic planning tool subject to revision and market forces outside the Company’s control:
•	Land analysis is the process by which JOE comprehensively analyzes its land and seeks to classify each acre by its known or expected highest and best use.

•	Land analysis is ongoing and classification represents management’s best judgment at one particular point in time only. The 2006 land analysis and classification represents management’s view as of the end of the first quarter of 2006 and is subject to change.

•	No specific time frame was used in this land analysis (or for the realization of value).

•	Land classification is based upon the most current and best information available. The amount of detail available varies significantly across JOE’s land holdings.

•	Past sales may not be indicative of pricing achieved by future sales and pricing for existing projects may not be indicative of pricing achieved at future projects. Some products may require a significant amount of investment to bring to market.

•	Land classifications consist of unique sets of JOE products that are targeted to specific market segments of potential customers.

•	While land classification may be guided by a land plan when available, land classification is not land planning.

•	Land classifications may change or land may be divided into different classifications as projects move through the development process or as market conditions change and evolve over time.

•	Land classification may not correlate to land use or land use entitlements. For more detailed information regarding the entitlements status of our land holdings, please refer to our SEC filings.

•	Area is denominated in gross acres and the upland and wetland areas are not separately identified.

•	Land classification is not an indication as to which JOE business unit will bring a specific product or product type to market.

•	Land classification excludes JOE land owned in North and South Carolina.

•	Land classification excludes land within JOE’s commercial building investment portfolio.

•	JOE’s Timberland unit will continue to manage virtually all JOE land holdings for the production of forest products until disposition or the commencement of the development process.
About JOE
     The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies. It is engaged in town, resort, commercial and industrial development and land sales. JOE also has significant interests in timber.
     More information about JOE can be found at our web site at http://www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this release and in our various documents filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.
Copyright 2006, The St. Joe Company. “St. Joe,” “JOE,” “RiverCamps,” “RiverTown,” “SouthWood,”
“Victoria Park,” “WaterColor,” “WaterSound,” “WhiteFence Farms,” “WireGrass Preserves” and the
“taking flight” design are service marks of The St. Joe Company.